Exhibit 99.1

FOR IMMEDIATE RELEASE

June 2, 2014

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces the Completion of the Acquisition of Teche Holding Company and Teche Federal Bank

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), the holding company of IBERIABANK (www.iberiabank.com), announced completion of the acquisition of Teche Holding Company (“Teche”) and its subsidiary bank, Teche Federal Bank, both of which were based in New Iberia, Louisiana. The acquisition, including the merger of Teche Federal Bank with and into IBERIABANK, was completed on May 31, 2014.

Daryl G, Byrd, President and Chief Executive Officer of IBKC and IBERIABANK commented, “We are very excited about the completion of this acquisition and the synergies this acquisition will generate for the constituents of both the former Teche franchise and our legacy franchise.”

Under the terms of the Agreement and Plan of Merger, shareholders of Teche shall receive 1.162 shares of IBKC common stock for each outstanding share of Teche common stock. The number of IBKC shares to be issued in the merger is based on the average trading price of IBKC common stock during the 15 trading day period ended May 27, 2014, of $61.94.

At March 31, 2014, Teche had total assets of $864 million, $705 million in gross loans, and $654 million in total deposits.

At March 31, 2014, IBKC had total assets of $13.6 billion, shareholders’ equity of $1.6 billion, and a tangible common equity ratio of 8.61%.

IBKC is a financial holding company headquartered in Lafayette, Louisiana. At March 31, 2014, IBKC had 266 combined offices, including 171 bank branch offices and four loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 60 locations in 11 states. IBKC had eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

Additional Information Regarding The First Private Transaction

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of IBKC and First Private Holdings, Inc. (“First Private”)., IBKC has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for the shareholders of First Private. IBKC also filed other documents with the SEC regarding the proposed merger transaction with First Private. First Private has mailed the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about IBKC and First Private, is available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from IBKC’s website (http://www.iberiabank.com), under the heading “Investor Information” on First Private’s website, at http://www.firstprivatetx.com.

IBKC and First Private, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of First Private in respect of the proposed merger transaction. Information regarding the directors and executive officers of IBKC is set forth in the definitive proxy statement for IBKC’s 2014 annual meeting of shareholders, as filed with the SEC on April 7, 2014, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of First Private who may be deemed participants in the solicitation of the shareholders of First Private in connection with their proposed transaction will be included in the proxy statement/prospectus for the special meeting of shareholders for First Private, which was filed by IBKC with the SEC. Additional information regarding the interests of such participants is included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.

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